Exhibit 10.4

Description of Cash Bonus Plan
Updated as of February 12, 2019

On February 22, 2013, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Continental Resources, Inc. (the “Company”) approved a cash bonus plan (the “CLR Bonus Plan”) that applies to the employees of the Company, including the Company’s executive officers. On February 12, 2019, the Compensation Committee approved a change to the factors used to set the size of the annual bonus pool from the factors used to set the annual bonus pool in prior years. The CLR Bonus Plan is designed to reward the Company’s employees for achieving annual performance and strategic goals. The CLR Bonus Plan provides for the annual payment of cash bonuses, subject to the discretion of the Compensation Committee, which has the ability to exercise complete discretion in administering the CLR Bonus Plan. On August 3, 2018, the Board approved a clawback policy pursuant to which awards to executive officers under the CLR Bonus Plan may be recovered if there is a financial restatement impacting a metric relevant to an award and certain other conditions described in the policy are satisfied. The policy only applies to awards made after August 3, 2018.

Under the CLR Bonus Plan, the bonus pool will be budgeted based on the aggregate target bonus amount of all employees participating in the CLR Bonus Plan (referred to herein as the “Target Pool Size”). The size of the bonus pool will be initially set within a range based on the following factors (the “Bonus Pool Factors”): net cash provided by operating activities (weighted at 25%); return on capital employed (weighted at 25%); production growth (weighted at 15%); relative total shareholder return (weighted at 10%); reserve growth (weighted at 10%); health, safety, and environmental performance (weighted at 10%); and proved developed finding and development cost per barrel of oil equivalent (weighted at 5%). The Bonus Pool Factors will remain in effect until changed by the Compensation Committee.

The Compensation Committee has complete discretion to increase, decrease or leave the size of the bonus pool unchanged. In making the determination whether to adjust the size of the bonus pool, the Compensation Committee will consider such matters as it deems relevant, including the Company’s performance against key strategic and other initiatives identified by the Compensation Committee in areas such as health, safety and environmental, production costs and cycle times, maintenance of financial and other ratios, budget compliance and business process improvements. The size of the bonus pool as determined by the Compensation Committee is referred to herein as the “Final Pool Size.” The ratio of the Target Pool Size to the Final Pool Size will be used to determine the Company multiplier in the calculation of an individual’s bonus amount under the CLR Bonus Plan.

Individual awards for participants in the CLR Bonus Plan, including the Company’s executive officers, will be calculated utilizing the following formula:

Base Earnings x Target Bonus x Company Multiplier x Individual Multiplier = Initial Bonus Amount

The target annual cash bonus amounts for the Company’s executive officers under the CLR Bonus Plan will be determined by the Compensation Committee and in the case of Mr. Harold Hamm, the Company’s Chairman of the Board and Chief Executive Officer, if the Compensation Committee so determines, will also be presented to the Board which retains the discretion to increase or decrease Mr. Hamm’s target annual cash bonus amount, if asked to approve such amount.

Except for Mr. Hamm, the individual multiplier for bonuses will be based on the subjective evaluation of each of the Company’s executive officer’s supervisor or supervisors. Mr. Hamm’s individual multiplier will be determined based on the subjective evaluation of the Compensation Committee.

Once the executive officers’ Initial Bonus Amounts are calculated, they will be presented to the Compensation Committee for review, and in the case of Mr. Hamm, if the Compensation Committee so determines, also be presented to the Board, both of which retain the discretion to increase or decrease individual Initial Bonus Amounts and determine final awards.